CONTACT:
Joy Schmitt
Corporate Communications
908-286-6449

CONTACT: Joy Schmitt Corporate Communications 908-286-6449

Phase 2 Study of Genasense® plus Mylotarg® Yields Complete Remissions in
Older Patients with Acute Myeloid Leukemia

Separate Study Shows Remission in AML Correlates with Biomarkers of Cellular Target and Drug Content

BERKELEY HEIGHTS, NJ – December 4, 2004 —Genta Incorporated (Nasdaq: GNTA) today announced that results have been reported from two clinical studies using Genasense® (oblimersen sodium) Injection, the Company’s lead anticancer compound, in combination with other drugs in patients with acute myeloid leukemia (AML). A Phase 2 trial of Genasense plus Mylotarg® (gemtuzumab ozogamicin; Wyeth) showed that the combination could induce complete remissions (CR) in patients with AML who had relapsed from extensive prior therapy. The second trial correlated certain biomarkers with clinical response to Genasense plus standard chemotherapy in older patients. Patients over the age of 60 who develop AML typically have a worse prognosis relative to younger patients and are usually much more resistant to conventional treatment. The results were presented at the annual meeting of the American Society of Hematology (ASH) in San Diego, CA.

The first trial was a multicenter study of Genasense plus Mylotarg in relapsed patients 60 years of age and older. The protocol called for two 7-day infusions of Genasense, plus two infusions of Mylotarg, over a 21-day treatment period. The primary end-point of the trial was a determination of the proportion of patients who achieved a complete remission (CR) or CRp (i.e., CR by all criteria except recovery of a normal platelet count). Forty-eight patients were enrolled in the study, which comprised the “intent-to-treat” population; 39 patients (79%) who actually received the prescribed 21 days of treatment comprised the “per-protocol” population. Twelve patients achieved CR (n=5) or CRp (n=7), for an ITT remission rate of 25% and a per-protocol rate of 31%. The median time to remission was 52 days. With limited follow-up, 10 of the 12 complete responders have survived longer than 6 months. Adverse events were qualitatively similar to those that have been previously reported for Mylotarg used alone, including but not limited to fever, neutropenia, and thrombocytopenia. Twenty-one percent of patients discontinued treatment due to adverse events.

The second trial reported applications of sensitive assays for intracellular concentrations of Genasense and Bcl-2 in a trial that combined Genasense and chemotherapy with daunorubicin (DNR) and cytosine arabinoside (ARA-C). Among 21 patients who received a fixed dose of Genasense, intracellular Bcl-2 protein content at baseline was significantly higher in patients who achieved CR compared with 9 patients who did not respond (P=0.04). After 72 hours of Genasense treatment, evaluable CR patients showed a median 38% reduction of Bcl-2 content compared with an increase in Bcl-2 content in non-responders (P=0.002). A trend toward higher intracellular Genasense concentrations was also observed in evaluable CR patients compared with non-responders (P=0.06).

“The studies reported today have several implications,” said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “The Mylotarg study confirms that patients with AML can tolerate full doses of Genasense without risk for developing the “cytokine release reaction” that has been observed in chronic lymphocytic leukemia. A randomized trial will be required to evaluate whether the addition of Genasense improves the response to Mylotarg in this patient population. The second trial adds to emerging clinical information that key pharmacokinetic or biokinetic parameters to response in several diseases. These parameters are being prospectively monitored in the CALGB randomized trial in AML.”

Genta is collaborating with the National Cancer Institute and the Cancer and Leukemia Group B (CALGB) in an ongoing randomized trial in older patients with newly diagnosed AML who receive DNR/ARA-C with or without Genasense.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at:www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward -looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2003.

SOURCE: Genta Incorporated